EXHIBIT 10.8.1

[Adept letterhead]

                                 PROMISSORY NOTE

$300,000                                               San Jose, California
                                                       April 27, 1998

     FOR VALUE RECEIVED, the undersigned, Marcy Alstott ("Employee"), promises to pay to the order of ADEPT TECHNOLOGY, INC., a California corporation ("Company"), at its office at 150 Rose Orchard Way, San Jose, California 95134, the principal sum of Three Hundred Thousand Dollars ($300,000), with interest on the principal amount outstanding from the date hereof, at the initial rate of
(i) five and sixty four percent (5.64%) per annum, and (ii) thereafter during the term hereof (A) each May 1, at the applicable Federal short-term rate in effect on such date, compounded semi-annually and (B) each November 1, at the applicable Federal short-term rate in effect on such date, compounded semiannually. Interest only shall be payable annually commencing on May 1, 1999.

     The Company shall forgive the loan at a rate of ten percent (10%) per year beginning on March 23, 1999, and each year thereafter, for a total of ten (10) years, except under the conditions specified below:

     (1) If the holder of this Note terminates her employment with the Company before March 23, 2002, the unforgiven balance of this Note (being the then remaining principal and all accrued and unpaid interest thereon) shall become due and payable within 180 days.

     (2) If the Company should terminate the Employee's employment at any time, the entire unforgiven balance of this Note (being the then remaining principal and all accrued and unpaid interest thereon) shall no longer be the obligation of the Employee.

     (3) If the holder of this Note should die, the unforgiven balance of this Note (being the then remaining principal and all accrued and unpaid interest thereon) would be completely forgiven by the Company.

                                                                  EXHIBIT 10.8.1

     The Company shall reimburse the Employee for the grossed-up taxes due on the amount of the annual forgiveness ((30,000 x tax rate) / 1-tax rate)). Additionally, the Company will reimburse the Employee for the amount of annual interest due on the loan on May 1 of each year. Required withholding taxes will be withheld on the interest payment reimbursement.

     The Note is secured by the property commonly known as 1117 Lund Ranch Road, Pleasanton, California. This Note is subordinate only to the primary lender on the aforementioned property.

     Employee agrees to pay the actual  expenses  incurred by the holder of this
Note in connection with any attempt by the holder to collect any amount due or to exercise any rights the holder may have under this Note. Employee agrees that, if any legal action is necessary to enforce or collect this Note, or any other obligations of Employee pursuant to this Note, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which the part may be entitled.

                                                  /s/ Marcy Alstott
                                                  ------------------------------
                                                  Marcy Alstott